Exhibit 3.1

SECOND AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOLDEN MINERALS COMPANY

a Delaware corporation

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Pursuant to Section 242

of the Delaware General Corporation Law

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Golden Mineral Company, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY that:

1.             The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 6, 2009.

2.             The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 2009.

3.             The Corporation filed its First Amendment to the Amended and Restated Certificate of Incorporation on September 2, 2011.

4.             This Second Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

5.             Article 4.1(a) of the Amended and Restated Certificate of Incorporation, as amended, is hereby deleted and replaced in its entirety to read as follows:

The total number of shares of common stock, par value $0.01 per share (“Common Stock”), that the Company is authorized to issue is 200,000,000.

6.             Except as provided in this amendment, the Amended and Restated Certificate of Incorporation, as amended, is unchanged and remains in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the 19th day of May, 2016.

Golden Minerals Company,
a Delaware corporation

/s/ Robert P. Vogels
By: Robert P. Vogels
Its: Corporate Secretary